Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT
for
Caryn G. McDowell
This Executive Employment Agreement (the “Agreement”), made between Revance Therapeutics, Inc. (the “Company”) and Caryn G. McDowell (“Executive”) (collectively, the “Parties”), is effective as of May 1, 2018 (the “Start Date”).
WHEREAS, the Company desires for Executive to provide services to the Company; and
WHEREAS, Executive is willing to engage in employment by the Company on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.Employment by the Company.
1.1    Position. Executive shall serve as the Company’s SVP, General Counsel & Corporate Secretary. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.
1.2    Duties and Location. Executive shall perform such duties as are required by the Company’s President and Chief Executive Officer, to whom Executive will report. Executive’s primary office location will be the Company’s office located in Newark, California. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel. The Company may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.
1.3    Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
2.    Compensation.
2.1    Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $400,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Executive’s base salary shall be reviewed by the Board of Directors (the “Board”) for possible adjustment annually.
2.2    Bonus. Executive will be eligible for a discretionary annual bonus, with Executive’s target bonus to be equal to 45% of Executive’s Base Salary. Executive’s target bonus shall be reviewed by the Board for possible adjustment annually. Whether Executive receives an annual bonus for any given year, and the amount of any such annual bonus, will be determined by the Board in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board in consultation with Executive. Bonuses are generally paid by March 15 following the applicable bonus year, and Executive must be an active employee on the date any annual bonus is paid in order to earn any such annual bonus. Executive will not be eligible for, and will not earn, any annual bonus (including a prorated bonus) if Executive’s employment terminates for any reason before the date annual bonuses are paid.

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2.3    Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. Executive will receive up to twenty (20) days vacation per calendar year. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.
2.4    Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy and requirements of the Internal Revenue Service as in effect from time to time. The Company also agrees to pay for (a) Executive’s ….
2.5    Equity. As a material inducement to Executive’s acceptance of the Company’s offer of employment, and subject to approval by the Board or Compensation Committee of the Board, the Company will grant Executive 16,000 shares of restricted stock and an option to purchase 110,000 shares of the Company’s common stock with an exercise price equal to the closing sales price of such stock as qutoted on the NASDAQ on the date of grant. Subject to Executive’s continuing service with the Company, the option will vest over a period of four years, with 25% vesting one year after the Start Date and 1/48th vesting each month thereafter over the remaining three years. Executive’s stock option and restricted stock award will be governed in all respects by the terms of the Company’s 2014 Inducement Plan, as amended, which is a non-shareholder approved stock plan approved by the Board pursuant to the “inducement exception” provided under NASDAQ Listing Rule 5635(c)(4), and restricted stock award and stock option agreements thereunder, which Executive will be required to sign as a condition of receiving the awards.
3.    Termination of Employment; Severance. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice. Executive will be eligible for severance under the Company’s Executive Severance Benefit Plan, adopted by the Board, as it may be amended from time to time.
4.    Proprietary Information Obligations. As a condition of employment, Executive shall be required to execute the Company’s standard form of Employee Proprietary Information and Inventions Agreement.
5.    Conflicts. Executive represents that Executive has full authority to accept this position and perform the duties of the position without conflict with any other obligations and that Executive is not involved in any situation that might create, or appear to create, a conflict of interest with respect to Executive’s loyalty to or duties for the Company. Executive specifically warrants that Executive is not subject to an employment agreement or restrictive covenant preventing full performance of Executive’s duties for the Company. Executive agrees not to bring to the Company or use in the performance of Executive’s responsibilities any materials or documents of a former employer that are not generally available to the public unless Executive has obtained express written authorization from the former employer. Executive further agrees to honor all obligations to former employers during the course of Executive’s employment with the Company.
6.    Outside Activities During Employment.
6.1    Non-Company Business. Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor; provided, however, that Executive may (i) engage in activities that do not interfere with his duties and obligations under this Agreement or create an actual or potential conflict of interest with the Company as reasonably determined by the Board, and (ii) serve as a member of the Board of Directors on a maximum one (1) Board of other entities subject to the approval of the Board with such approval not to be unreasonably withheld. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

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6.2    No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.
7.    Dispute Resolution. To ensure timely and economical resolution of any disputes that may arise in connection with Executive’s employment with the Company, as a condition of Executive’s employment, Executive and the Company hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this letter, or its interpretation, enforcement, breach, performance or execution, Executive’s employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted before a single arbitrator by JAMS or its successor, under the then applicable JAMS arbitration rules (which can be found at http://www.jamsadr.com/rules-clauses/). The arbitration shall take place in San Jose, California; provided, however, that if the arbitrator determines there will be an undue hardship to Executive to have the arbitration in such location, the arbitrator will choose an alternative appropriate location. Executive and the Company each acknowledge that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. Executive will have the right to be represented by legal counsel at Executive’s expense at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The Company shall pay all costs and fees in excess of the amount of court fees that Executive would be required to incur if the dispute were filed or decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.
8.    General Provisions.
8.1    Contingencies. The Company reserves the right to conduct a background investigation and/or reference check on Executive. Executive may also be required to go through a Security Risk Assessment (SRA) via the CDC which includes a Bioterrorism Act background check and FBI fingerprinting. This job offer is contingent upon SRA approval (including FBI clearance) as well as a satisfactory background investigation and/or reference check. In accordance with federal immigration law, Executive will also be required to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. This employment offer is contingent upon such documentation being provided to the Company within three (3) business days after Executive’s hire date.
8.2    Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.
8.3    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.
8.4    Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

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8.5    Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.
8.6    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
8.7    Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
8.8    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.
8.9    Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.
8.10    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.
REVANCE THERAPEUTICS, INC.
By: /s/ Dan Browne____________________
Dan Browne
President & Chief Executive Officer

EXECUTIVE

/s/ Caryn G. McDowell

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